Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each undersigned does hereby make, constitute and appoint Brian L. Ketcham as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in his or her name, place and stead, in any and all capacities, to sign the registration statements on Form S-8 relating to the registration of the Lindsay Corporation Employee Stock Purchase Plan, and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agent full power and authority to do and perform each and every act and thing whatsoever necessary or appropriate to be done in and about the premises as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that his or her said attorney-in-fact and agent or his substitutes may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of the date indicated.

Signature	Capacity	Date Signed

/s/ Robert E. Brunner Robert E. Brunner	Director	January 21, 2021

/s/ Michael N. Christodolou Michael N. Christodolou	Director	January 21, 2021

/s/ Mary A. Lindsey Mary A. Lindsey	Director	January 21, 2021

/s/ Consuelo E. Madere Consuelo E. Madere	Director	January 21, 2021

/s/ Michael C. Nahl Michael C. Nahl	Director	January 21, 2021

/s/ David B. Rayburn David B. Rayburn	Director	January 21, 2021